Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP EXTENDS GROWTH STRATEGY TO SOUTH CAROLINA COAST

August 16, 2006

AMERIS BANCORP (Nasdaq:ABCB), Moultrie, Georgia, announced today the signing of a definitive agreement to acquire Islands Bancorp and its wholly-owned subsidiary, Islands Community Bank, N.A. Islands is headquartered in Beaufort, South Carolina, and at June 30, 2006, had assets of approximately $70 million.

Under the terms of the agreement, Islands’ shareholders may elect to receive cash or Ameris common stock as consideration. The definitive agreement contemplates total consideration for Islands of approximately $18.5 million, with 75% of the consideration to be the common stock of Ameris. Ameris expects the transaction to close during the fourth quarter of 2006 and will be accretive to its 2007 earnings.

The acquisition has been approved by the Board of Directors of each company and is subject to the approval of the shareholders of Islands, receipt of required regulatory approvals and other customary closing conditions. Simultaneously with the closing of the transaction, Ameris will merge Islands Community Bank, N.A. into its lead bank subsidiary and continue to move towards the operation of a single bank subsidiary in all four states where Ameris will operate.

“The opportunity to enter South Carolina and extend our franchise along the coast is exciting. Beaufort County and Jasper County are among the fastest growing markets in the Southeast. Our partnership with Islands positions us to capture this growth and with additional investments branch to other growth markets in South Carolina,” said Edwin W. Hortman, Jr., President and Chief Executive Officer of Ameris. Hortman further commented, “Our style of banking focuses on recruiting and maintaining an excellent staff and being a market leader in our ability to provide service to our customers. We are confident that this style of community banking and our service-oriented culture will allow us to grow significantly in the new markets we are entering through the Islands merger.” Commenting on the merger and future growth plans, Martin Goodman, Chairman of

Islands Bancorp, said, “We are excited about being part of Ameris’s growth strategy in South Carolina. Their commitment to aggressively offer banking services in Beaufort and Jasper Counties will be very beneficial to our communities and our employees.”

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 42 locations in Georgia, Alabama and northern Florida. Its common stock is traded on the Nasdaq National Market under the symbol “ABCB”.

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In connection with the proposed acquisition of Islands Bancorp by Ameris Bancorp, Ameris and Islands will file with the Securities and Exchange Commission a joint proxy statement/prospectus, which will be sent to the shareholders of Islands seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT AMERIS, ISLANDS AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Ameris will be available free of charge by directing a request by telephone or mail to Ameris Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768, attention Corporate Secretary. Ameris’s telephone number is (229) 890-1111. Documents filed with the SEC by Islands will be available free of charge by directing a request by telephone or mail to Islands Bancorp, 2348 Boundary Street, Beaufort, South Carolina 29902. Islands’ telephone number is (843) 521-1968.

The directors, executive officers, and certain other members of management of Islands may be soliciting proxies in favor of the merger from the company’s shareholders. Information about Island’s directors, executive officers, and members of management is set forth in the proxy statement for Islands’ 2006 Annual Meeting of Shareholders, which is available at the address provided in the preceding paragraph.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under certain securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, and Ameris and Islands intend that such forward-looking statements be subject to the safe-harbor created thereby. The words “may,” “could,” “should,” “would,” “suspect,” “outlook,” “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “forecast”, “objective” and words and expressions of similar import are intended to identify forward-looking statements.

By their very nature, forward-looking statements involve numerous assumptions and inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements, including statements about the proposed acquisition of Islands by Ameris, will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, that Ameris and Islands may be required to modify the terms and conditions of the proposed transaction to achieve regulatory approval, or that the anticipated benefits of the transaction are not realized as a result of such things as the strength of the economy and competitive factors in the areas where Islands does business; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including banking, insurance and securities); judicial judgments and legal proceedings; Ameris’ ability to complete the acquisition of

Islands and to integrate it with Ameris successfully; reputational risks, and other factors that may affect future results of Ameris and Islands, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, and technological and regulatory changes. We caution that the foregoing list of important factors is not exhaustive.

Ameris and Islands assume no obligation to update the forward-looking statements contained in this press release.